EXHIBIT 23.6

                   [Banc of America Securities LLC Letterhead]

                            OPINION INCLUSION CONSENT

March 15, 2000

Members of the Board of Directors
Veeco Instruments Inc.
Terminal Drive
Plainview, New York 11803

Gentlemen:

      We hereby consent to the inclusion of our opinion letter dated
February 28, 2000 to the Board of Directors of Veeco Instruments Inc. (the "Company") regarding the acquisition of CVC, Inc. by the Company, in the Company's Registration Statement on Form S-4 and the related joint proxy statement/prospectus (the "Registration Statement") and to the references therein to our firm and to our opinion, including without limitation, under the headings: "JOINT PROXY STATEMENT/PROSPECTUS SUMMARY - Opinion of Banc of America Securities LLC Independent Financial Advisor to Veeco," "THE MERGER - Veeco's Reasons for the Merger," "THE MERGER - Opinion of Banc of America Securities LLC Independent Financial Advisor to Veeco" and "THE MERGER AGREEMENT - Representations and Warranties - Representations and Warranties of Veeco and Acquisition." In giving the foregoing consent, we do not admit (i) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and (ii) that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                    Very truly yours,


                                   /s/ Banc of America Securities LLC

                                   BANC OF AMERICA SECURITIES LLC